SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): March 2, 2012

Commission File No. 000-52622

Green Planet Bioengineering Co. Limited
(Exact name of registrant as specified in its charter)

Florida	37-1532842
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

19950 West Country Club Drive, Suite 100, Aventura, FL 33180
 (Address of principal executive offices)

(305) 328-8662
(Issuer  telephone number)

(Former Name and Address)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01    CHANGES IN CONTROL OF REGISTRANT

On March 2, 2012, One Bio, Corp, our majority shareholder, sold 18,508,733 shares of our common stock, par value $.001 (“Common Stock”), representing 92.5% of our issued and outstanding Common Stock to Global Fund Holdings Corp., an Ontario corporation, for a total consideration of $200,000 pursuant to a Stock Purchase Agreement (the “Share Purchase Transaction”).

As a result of the closing of the Share Purchase Transaction, Global Fund Holdings Corp. now owns approximately 92.5% of the total outstanding shares of our Common Stock after giving effect to the Share Purchase Transaction.

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the closing of the Stock Agreement on March 2, 2012, all of our former officers and directors, Min Zhao, Jian Min Chen, Shanyan Ou, Minyan Zheng and Jianrong Chen, were removed from their respective positions as directors and/or officers of the Company by a written consent of our majority shareholder. The removal of such officers of the Company were effective immediately prior to the closing of the Share Purchase Transaction and the removal of directors of the Company will be effective ten days after the mailing of the Information Statement on Schedule 14f-1 to stockholders of the Company (the “Effective Date”).

Also effective immediately prior to the closing of the Share Purchase Transaction on March 2, 2012, Jordan Weingarten was appointed as the President and sole director of the Company.

Set forth below is the biographical information about the new director and executive officer:

Jordan Weingarten, a graduate from York university in Business administration, is an executive with experience in financial controls, finance and global management. Amongst other assignments Mr. Weingarten was financial control specialist at Trade Finance Solutions, Inc, a Canadian factor, and involved in management at a global Polaroid Licensee. Mr. Weingarten also worked with international wholesalers and distributors of electronics and various other products. Based in Miami, Florida Mr. Weingarten brings knowledge and experience of global economics and finances and cultural environment.

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Green Planet Bioengineering Co. Limited

Date: March 23, 2012	By:	/s/ Min Zhao
Min Zhao
Chief Executive Officer and Chief Financial Officer